FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             |_| Check this box if no longer subject to Section 16.
                 Form 4 or Form 5 obligations may continue.
                 See Instruction 1(b).

             |_| Form 3 Holdings Reported

             |_| Form 4 Transactions Reported



1.   Name and Address of Reporting Person*
         (Last)         (First)           (Middle)
         Goodwin        James                S.

                        (Street)
        c/o Atticus Capital, L.L.C.
        590 Madison Avenue - 32nd Floor

         (City)         (State)           (Zip)
         New York       New York          10022

2.   Issuer Name and Ticker or Trading Symbol

         Champps Entertainment, Inc. (NASDAQ: CMPP)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

         July 2, 2000

5.   If Amendment, Date of Original
         (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

  _X_  Director

  ___  Officer (give title below)

  ___  10% Owner

  ___  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

  _X_  Form filed by One Reporting Person

  ___  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:
      (Instr. 3)

2.   Transaction Date:
      (Month/Day/Year)

3.   Transaction Code:
      (Instr. 8)

4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

              Amount      (A) or (D)       Price

5.   Amount of Securities Beneficially Owned at End of Issuer's
     Fiscal Year:
      (Instr. 3 and 4)

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)

7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)


*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)

         1. Non-Qualified Stock Options
         2. Non-Qualified Stock Options

2.   Conversion or Exercise Price of Derivative Security:

         1. $4.00
         2. $4.00

3.   Transaction Date :
      (Month/Day/Year)

         1. 3/16/00
         2. 3/16/00

4.   Transaction Code:
      (Instr. 8)

          Code
         1. G(1)
         2. G(1)

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

             (A)                (D)
         1.                    5,000
         2. 5,000

6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

           Date Exercisable             Expiration Date
         1. 10/12/00                      10/12/09
         2. 10/12/00                      10/12/09

7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

            Title                          Amount or Number of Shares
         1. Common Stock, par value $0.01            5,000
            ("Common Stock")
         2. Common Stock                             5,000

8.   Price of Derivative Security:
      (Instr. 5)

         1. N/A
         2. N/A

9.   Number of Derivative Securities Beneficially Owned at End of Year:
      (Instr. 4)

         1. 0
         2. 5,000

10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)

         1.
         2. I

11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)

         1.
         2. By trust for benefit of son(2)

Explanation of Responses:

(1)   Reflects transfer to trust for benefit of son.
(2) The filing of this statement does not constitute an admission that the undersigned is the beneficial owner of these Securities.


** Intentional misstatements or    /s/ James S. Goodwin           August 15,2000
   omissions of facts constitute   -----------------------        --------------
   Federal Criminal Violations.    ** Signature of Reporting           Date
   See 18 U.S.C. 1001 and             Person
   15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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